EXHIBIT 99
Digi International Reports First Quarter 2006 Revenue Growth of 13.3% Over First
Quarter 2005
(Minneapolis, MN, January 17, 2006) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $33.4 million for the first fiscal quarter of 2006 compared to $29.5 million for the first fiscal quarter of 2005, an increase of $3.9 million, or 13.3%. Management’s guidance for the first quarter was $31.5 million to $34 million.
The gross profit margin in the first fiscal quarter of 2006 was 58.0% compared to 62.1% in the first fiscal quarter of 2005. Gross profit margin declined relative to the year ago quarter as a result of customer and product mix and the impact of Rabbit® product sales which carry a lower gross profit margin. Gross profit margins were impacted approximately equally as a result of the customer and product mix and the lower gross profit margins on sales of Rabbit® products.
Total operating expenses in the first fiscal quarter of 2006 were $16.5 million compared to $14.2 million in the first fiscal quarter of 2005. The increase in operating expenses in the first fiscal quarter of 2006 was primarily attributable to acquisitions that were completed in the third fiscal quarter of 2005. Digi also adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R) in the first quarter of fiscal 2006 and recorded a $0.5 million charge for stock-based compensation in the quarter.
Digi reported net income of $2.2 million for the first fiscal quarter of 2006, or $0.09 per diluted share, compared to $3.0 million, or $0.13 per diluted share, during the first fiscal quarter of 2005. Stock-based compensation expense reduced earnings per diluted share by $0.02 for the first fiscal quarter of 2006. Earnings per diluted share, excluding the impact of stock-based compensation expense, were $0.11 and met management’s guidance of $0.07 to $0.12.
Digi’s current ratio is 5.0 to 1, and the Company has no debt other than capital lease obligations. Digi’s cash and cash equivalents and marketable securities balance at the end of the first quarter was $53.8 million, an increase of $3.6 million from the end of the prior quarter. Days sales outstanding (DSO) was at 34 days in the first quarter of fiscal 2006. Digi’s cash per share at December 31, 2005, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of December 31, 2005 of 22,872,792, was $2.35. Tangible book value per share at December 31, 2005, defined as total stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of December 31, 2005 of 22,872,792, was $4.15.

Digi International Reports First Quarter Fiscal 2006 Results
“The revenue in the first quarter was impacted by industry softness in North America channel sales across product lines, delays in the Cellular and ConnectPort Display new product ramps, and certain customer orders being moved into subsequent quarters,” said Joe Dunsmore, Digi’s chief executive officer. “Despite these factors, we were happy to see strong performance from the Rabbit® product line.”
First Quarter Highlights
•	Rabbit Semiconductor® Inc. released RabbitSys software for remote management of embedded devices. RabbitSys software provides embedded systems designers the ability to update, monitor, configure, detect, diagnose, and even debug embedded systems from remote locations.

•	Digi announced the availability of FieldServer Technologies’ ProtoCessor Protocol Suite of building and industrial automation protocols with the NetSilicon NET+Works development environment and NET+ARM processors. FieldServer’s ProtoCessor Protocol Suite provides the broadest set of building and industrial automation protocols available for enhancing communication between devices that utilize non-compatible data protocols. The ProtoCessor Protocol Suite enables companies to easily deploy Ethernet and serial connectivity options throughout buildings and factories.

•	Digi achieved the Gold Level in the Microsoft Windows Embedded Partners Program (WEP). The Gold level of WEP makes it easy for customers of Windows Embedded to identify best-in-class partners for Microsoft embedded platforms. Sistemas Embebidos, a subsidiary of Digi, is recognized in the System Integrator category for its excellence in building and enabling solutions on Windows CE and Windows XP Embedded.
Second Fiscal Quarter 2006 Guidance
For the second quarter of fiscal 2006, Digi expects revenue to be in the range of $32.5 million to $37.5 million. Digi expects second fiscal quarter 2006 earnings per diluted share to be in a range of $0.10 to $0.16, excluding the impact of stock-based compensation expense of $0.02 per diluted share.
Digi is revising its guidance for the full fiscal year due to uncertainty and weakness in the North American channel and slower than expected ramp up for new products. For the full fiscal year, Digi now forecasts fiscal 2006 revenues to be in a range of $136 million to $148 million, or an increase over fiscal 2005 revenues of 9% to 18%. Digi expects earnings per diluted share for fiscal year 2006 to be in a range of $0.48 to $0.58, excluding the impact of stock- based compensation expense. Digi adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R) effective on October 1, 2005. Digi estimates today that stock-based compensation expense will reduce earnings per diluted share by approximately $0.08 for the full fiscal year 2006. Digi estimates reported earnings per diluted share, including the impact of stock-based compensation expense, to be in a range of $0.40 to $0.50 for the full fiscal year.

Digi International Reports First Quarter Fiscal 2006 Results
First Fiscal Quarter 2006 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to attend its first fiscal quarter 2006 call, scheduled for Tuesday, January 17, 2006, at 4:00 p.m. CT, either by phone or the Web. Participants can access the call by dialing (888) 313-7820. International participants may access the call by dialing (212) 676-5276. A replay will be available for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21280938 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact	Investors Contact
S. (Kris) Krishnan	John Nesbett/Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210

Digi International Reports First Quarter Fiscal 2006 Results
Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2005 (A)	2004
Net sales	$33,376	$29,470
Cost of sales (A)	14,010	11,159

Gross profit	19,366	18,311

Operating expenses:
Sales and marketing (A)	6,752	6,443
Research and development (A)	4,815	4,252
General and administrative (A)	3,242	2,190
Intangibles amortization	1,679	1,325

Total operating expenses	16,488	14,210

Operating income	2,878	4,101
Interest income and other, net	333	190

Income before income taxes	3,211	4,291
Income tax provision	1,028	1,330

Net income	$2,183	$2,961

Net income per common share, basic	$0.10	$0.13

Net income per common share, diluted	$0.09	$0.13

Weighted average common shares, basic	22,781	22,082

Weighted average common shares, diluted	23,486	23,309

(A) Stock-based compensation expense charges due to adopting FAS 123R as of October 1, 2005 are included in the above income statement for the three months ended December 31, 2005 as shown below:
Cost of sales	$20
Sales and marketing	126
Research and development	127
General and administrative	258

	$531

Digi International Reports First Quarter Fiscal 2006 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2005	September 30, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,958	$12,990
Marketable securities	41,793	37,184
Accounts receivable, net	17,173	16,897
Inventories, net	18,651	18,527
Other	5,482	5,115

Total current assets	95,057	90,713

Property, equipment and improvements, net	20,285	20,808
Identifiable intangible assets and goodwill, net	63,082	65,017
Other	1,006	1,093

Total assets	$179,430	$177,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$411	$414
Accounts payable	5,775	6,272
Accrued expenses	8,590	10,726
Income taxes payable	4,286	3,306

Total current liabilities	19,062	20,718

Capital lease obligations, net of current portion	1,040	1,181
Net deferred tax liabilities	1,421	2,195

Total liabilities	21,523	24,094

Total stockholders’ equity	157,907	153,537

Total liabilities and stockholders’ equity	$179,430	$177,631

Digi International Reports First Quarter Fiscal 2006 Results
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2005	2004
Operating activities:
Net income	$2,183	$2,961
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	613	566
Amortization of identifiable intangible assets and other assets	1,907	1,572
Tax benefit related to the exercise of stock options	(249)	1,509
Stock-based compensation	531	—
Other	(143)	(185)
Changes in operating assets and liabilities:
Accounts receivable	543	(1,029)
Inventories	(556)	(1,341)
Other assets	(365)	(1,045)
Accounts payable and accrued expenses	(2,800)	(2,275)
Income taxes payable	1,252	(2,978)
Other	(708)	(515)

Net cash provided by (used in) operating activities	2,208	(2,760)

Investing activities:
Purchase of held-to-maturity marketable securities, net	(4,609)	(8,417)
Purchase of property, equipment, improvements and certain other intangible assets	(259)	(196)

Net cash used in investing activities	(4,868)	(8,613)

Financing activities:
Principal payments on long-term obligations	(143)	—
Tax benefit related to the exercise of stock options	249
Proceeds from stock option plan transactions	1,684	3,561
Proceeds from employee stock purchase plan transactions	114	179

Net cash provided by financing activities	1,904	3,740

Effect of exchange rate changes on cash and cash equivalents	(276)	505

Net decrease in cash and cash equivalents	(1,032)	(7,128)
Cash and cash equivalents, beginning of period	12,990	19,528

Cash and cash equivalents, end of period	$11,958	$12,400